SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the "Agreement") is made this 1st day of January, 2014 by and between Bollente Companies, Inc, a Nevada corporation with offices at 8501 N. Scottsdale Rd., Suite 165, Scottsdale, AZ 85253 (hereinafter “Tenant"), and Perigon Companies, LLC, a Delaware limited liability company with offices at 8800 N. Gainey Center Dr., Suite 270, Scottsdale, AZ 85258  (hereinafter "Landlord").

WHEREAS, Tenant desires to lease office space and acquire access to certain services in order to conduct Tenant’s business activities;

WHEREAS, Landlord desires to lease office space and provide access to certain services to Tenant;

NOW, THEREFORE, in consideration of the mutual covenants herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
LEASED SPACE  The office space being leased, located at 8800 N. Gainey Center Dr., Scottsdale, AZ 85258, shall consist of 3 window offices om Suit 270 along with reasonable use of common areas, kitchen/break area, conference room, and two (2) reserved, unassigned, covered parking spaces.

2.
INCLUDED SERVICES  Tenant shall have access to dedicated phone lines, including 1,250 minutes of domestic long distance calling, shared fax line, wireless broadband internet service, and television services provided through Landlord by Cox Communications, Inc. Tenant shall also have use of office furniture, customary utilities, networked office equipment, and janitorial services, as available.

3.
LEASE TERM  This Agreement shall commence on the date first written above and shall continue on a month-to-month basis and shall terminate thirty (30) days after receipt of written notice Landlord or Tenant. Occupancy beyond this termination shall be pro-rated and charged and due at one hundred twenty five percent (125%) of the periodic lease rate, as defined below, of the base lease term.

4.
PERIODIC LEASE RATE  The periodic lease rate shall consist of payments of Four Thousand Dollars ($4,000.00) per month. Payments shall be due in advance on the first business day of the month commencing on the date first written above.

5.
SECURITY DEPOSIT  A security deposit has already been paid to Landlord pursuant to the Sublease Agreement executed between the parties, January 3, 2011. Such deposit shall be held until tenant departure, subject to the terms and conditions of that agreement.

6.
LATE PAYMENTS  Payments due under this Agreement shall be considered late if they are not received by 5:00 PM on the fifth (5th) business day after their due date. The amount of such late payments shall be added to the principle sum of the Revolving Credit Grid-Note currently in effect between the parties, under the terms and conditions thereof, and shall thereafter be considered received by Landlord for the purposes of this Agreement.

7.
HOURS OF OPERATION  Normal hours of operation shall be from 9:00 AM to 6:00 PM, Monday through Friday, except holidays. Access to the building before or after such hours shall be at Tenant option. Tenant shall become versed in security access, and shall accept responsibility for maintaining building security during non-business hours.

8.
SIGNAGE  Costs related to lobby and suite signage shall be paid in advance by Tenant and shall be coordinated by Landlord and building management. No exterior building sign shall be permitted. Signage shall be approved by Landlord and building management. Tenant agrees and understands signage will be coordinated by building management.

9.
MISCELLANEOUS FEES Tenant shall pay no initial setup or administration fees. However, Landlord reserves the right to assess additional charges, at its cost, to Tenant for excessive use of services, if and as appropriate.

10.	ASSIGNMENT The Tenant may not assign this Agreement or his or her interest herein without the prior written consent of Landlord.

11.	AMMENTMENTS No amendment or extension of this Agreement shall be binding unless in writing and signed by both parties.

12.
NO WAIVER  Failure to invoke any right, condition, or covenant in this Agreement by either party shall not be deemed to imply or constitute a waiver of any rights, condition, or covenant and neither party may rely on such failure.

13.
ENFORCEABILITY  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the reminder of the Agreement shall remain in full force and effect and shall be in no way impaired.

14.
ARBITRATION  Any controversy or claim arising out of or relating to this Agreement, or a breach hereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.
GOVERNING LAW  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona whose courts shall have exclusive jurisdiction over disputes arising between the parties hereto.

16.
ENTIRE AGREEMENT  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

TENANT:

Bollente Companies, Inc.

/S/ Robertson J. Orr
Robertson J. Orr
Duly Authorized

LANDLORD:

Perigon Companies, LLC

/S/ Eric C. Stebbins
Eric C. Stebbins
Duly Authorized